March 1, 2021

LETTER AGREEMENT

AMG Funds (the “Trust”)

One Stamford Plaza

263 Tresser Boulevard, Suite 949

Stamford, Connecticut 06901

Re: Expense Limitation and Recoupment Agreement

Ladies and Gentlemen:

This Letter Agreement documents (i) an undertaking by AMG Funds LLC (the “Adviser”) to limit the total operating expenses of AMG GW&K Emerging Wealth Equity Fund, a series of the Trust (the “Fund”), and (ii) the agreement between the Adviser and the Trust regarding the extent to which the Adviser will, under certain circumstances, receive payment from the Fund as recoupment of certain amounts paid, waived or reimbursed by the Adviser with respect to the Fund in fulfillment of such undertaking by the Adviser to limit the total operating expenses of the Fund.

Effective as of March 1, 2021, and until at least March 1, 2022 (and any subsequent periods as may be designated by the Adviser by notice to the Fund), the Adviser hereby undertakes to waive its investment advisory fee payable by the Fund (but not below zero) and/or pay or reimburse the Fund’s expenses in order to limit the Fund’s total annual operating expenses (exclusive of taxes, interest (including interest incurred in connection with bank and custody overdrafts and in connection with securities sold short), shareholder servicing fees, distribution and service (12b-1) fees, brokerage commissions and other transaction costs, dividends payable with respect to securities sold short, acquired fund fees and expenses, and extraordinary expenses) of the Fund to the annual rate of 0.90% of the average daily net assets attributable to the Fund (this annual rate or such other annual rate that may be in effect from time to time, the “Expense Cap”). The Fund agrees to pay the Adviser all amounts paid, waived or reimbursed from time to time by the Adviser with respect to the Fund pursuant to this Letter Agreement or any predecessor expense limitation agreement, provided that the amount of such additional payment by the Fund in any year, together with all other expenses of the Fund, in the aggregate, would not cause the Fund’s total annual operating expenses (exclusive of taxes, interest (including interest incurred in connection with bank and custody overdrafts and in connection with securities sold short), shareholder servicing fees, distribution and service (12b-1) fees, brokerage commissions and other transaction costs, dividends payable with respect to securities sold short, acquired fund fees and expenses, and extraordinary expenses) in any such year to exceed either (i) the Expense Cap that was in effect at the time such amounts were paid, waived or reimbursed by the Adviser, or (ii) the Expense Cap that is in effect at the time of such additional payment by the Fund, and provided further that no additional payments by the Fund will be made with respect to amounts paid, waived or reimbursed by the Adviser more than thirty-six (36) months after the date such amounts are paid, waived or reimbursed by the Adviser.

Any payments by the Fund under this Letter Agreement shall be in addition to all amounts otherwise payable to the Adviser as an investment advisory fee, administration fee, shareholder servicing fee and/or any other fee for services to the Fund.

This Letter Agreement shall terminate: (i) in the event the Adviser ceases to be the investment adviser of the Fund; (ii) upon mutual agreement between the Adviser and the Trust’s Board of Trustees; or (iii) in the event of the Fund’s liquidation unless the Fund is reorganized or is a party to a merger in which the surviving entity is successor to the accounting and performance information of the Fund. The term “Adviser” as used throughout this Letter Agreement shall include any entity that is the successor to the assets and liabilities of AMG Funds LLC that is the future investment adviser of the Fund and to whom the Letter Agreement is assigned. The term “Fund” as used throughout this Letter Agreement shall include any entity into which AMG GW&K Emerging Wealth Equity Fund is reorganized and which is the successor to the accounting and performance information of AMG GW&K Emerging Wealth Equity Fund.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets or property of the Trust or the Fund.

Sincerely,

AMG FUNDS LLC

By:	/s/ Keitha L. Kinne
	Name:	Keitha L. Kinne
	Title:	Chief Operating Officer
	Date:	March 1, 2021

ACKNOWLEDGED AND ACCEPTED

AMG FUNDS

By:	/s/ Thomas Disbrow
	Name:	Thomas Disbrow
	Title:	Treasurer, Chief Financial Officer,
and Principal Financial Officer
	Date:	March 1, 2021